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                                                                 EXHIBIT 10.10

[LETTERHEAD]                                                   Priscilla M. Lu
                                                                CEO & Chairman


                                                                August 6, 1999

Ian Sugarbroad

Dear Ian

On behalf of interWAVE Communications, Inc. (a U.S. subsidiary of interWAVE Communications International Ltd.), I am pleased to invite you to join the Company as President and COO, initially reporting to Priscilla Lu, CEO & Chairman, effective September 1, 1999. During the transition period between now and September 1, you shall remain an employee of Nortel, seconded to interWAVE while interWAVE completes its latest round of financing.

The President & COO position is exempt, which means that there is no overtime-premium pay. You shall oversee engineering, manufacturing, service support, marketing and sales. Your focus will be overall responsibilities for the operations of the Company and timely delivery of interWAVE's product to market, with P&L responsibilities for all of the organizations. The CFO, Strategic Business Development and finance organization will report directly to the CEO.

1. COMPENSATION: The Company will pay you a salary of US$9,615.38 biweekly in accordance with the Company's standard payroll policies. This yields an annual salary of US$250,000.00 per year. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

     OTHER COMPENSATION: A quarterly incentive bonus of US$10,000.00 per quarter for each of the next four quarters beginning in August 1999.
     Each quarter's bonus is payable on meeting revenue and expense targets per the Annual Operating Plan. Should one quarter's revenue and expense targets not be met but the AOP yearly targets be met or surpassed in total aggregate then an incentive of $10,000.00 will be paid. In total, a total incentive of $50,000.00 is achievable over the next four quarters if all targets are met.

     In the event of termination of employment:

     a. Within one year of employment with cause, the Company will pay the remaining unpaid balance from date of hire of one year of base salary.

     b. Between twelve and eighteen months of employment without cause, the Company will pay six months of base salary.

     c. At any time if employment is terminated with cause, the Company will pay no more than three months of base salary.

     CHANGE OF CONTROL: In the event of a Change of control (as defined below) of the corporation where employee is Involuntarily Terminated (as defined below), then the Company shall pay one year of base salary in effect at the time of termination and accelerate one year of stock vesting (75,000 shares) or the amount outstanding to be vested if the amount to be vested is less than 75,000 shares. "Change of Control" shall mean a merger or acquisition of the Parent company by any other corporation or

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     corporation or a sale of all or substantially all of the assets of the corporation, in which transaction the corporation's shareholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent. "Involuntary Termination" shall mean without employee's express written consent, a significant reduction of employee's duties, position or responsibilities relative to employee's duties, position or responsibilities in effect immediately prior to the Change of Control, or employee's removal from such position, duties and responsibilities.

2. BENEFITS: You will be entitled during the term of your employment to the Company's standard three (3) weeks vacations per year. The Company offers health, dental, vision and life insurance plans.

     Other benefits:

     The Company will reimburse temporary housing costs for up to six months of temporary housing from the date of hire for a maximum of US$20,000.00. In addition, the Company will reimburse a car allowance of up to US$1,000.00 a month for a maximum of six months. Such reimbursements shall be in accordance with Company policies and IRS regulations regarding reimbursements and reporting of taxable income.

3. STOCK OPTION: Subject to action by the Board of Directors of inverWAVE Communications International Ltd. (the Company's parent corporation, hereafter defined as "inverWAVE") and in compliance with applicable State, Federal and Foreign Securities laws, interWAVE will grant to you an option to purchase 300,000 shares of interWAVE's Common Stock pursuant to interWAVE's 1994 Incentive Stock Plan (the "Plan"), a copy of which is attached. The exercise price of the option will be the fair market value of the interWAVE's Common Stock on the date of grant. The option will vest over four years with 1/4 of the shares subject to the option vesting one year from the effective date of your employment and 1/48 of the shares vesting at the end of each full month thereafter until all shares are vested, subject to all provisions of the Plan and your continued employment with the Company.

     ADDITIONAL STOCK INCENTIVES: A quarterly incentive bonus of 10,000 shares of stock will be granted upon meeting revenue and expense targets per the Annual Operation Plan. Should the annual yearly targets be met in aggregate for that year then an additional 10,000 shares will be granted. In total, an incentive of 50,000 shares is achievable in each of the first four years from date of hire. Each grant option shall be subject to the provisions of interWAVE's 1994 Incentive Stock Plan. Each grant of 10,000 shares will be immediately and entirely vested upon achievement of each quarter's revenue and expense targets.

4. AT-WILL EMPLOYMENT: You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at anytime, for any reason or for no reason. Similarly, the Company is free to terminate your employment or demote, promote, transfer or change compensation, benefits, duties or location or work at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

5. PROPRIETARY INFORMATION AGREEMENT: As a condition of accepting this offer of employment, you will be required to complete, sign and return the Employment and Proprietary Information Agreement attached hereto with this offer letter.

6. IMMIGRATION LAWS: For purposes of Federal Immigration Laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days from the first effective date of hire, or your employment relationship with the Company may be terminated.

7. GENERAL: This offer letter, the Employment and Proprietary Information Agreement and the agreement(s) representing stock options granted to you under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. You should also be aware that if a dispute arises during the course of your employment, it will be resolved through arbitration. This agreement can only be amended in a

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     writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing. This agreement will be governed by California law.

If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me, along with your completed and signed Employment and Proprietary Information Agreement. This offer will remain open through August 30, 1999.

If you have further questions or areas requiring clarification, please feel free to call. I look forward to hearing from you soon.

We look forward to you joining the Company.

Sincerely,                                  Accepted


/s/ PRISCILLA M. LU                         /s/ I. SUGARBROAD
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Priscilla M. Lu                             Name
CEO & Chairman

                                                8/6/99
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                                            Date


                                                9/1/99
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                                            Start Date